ShopNBC Appoints Kris Kulesza as Chief Merchant
Retail executive brings 23 years of merchandising experience

Minneapolis, MN – May 28, 2008: ShopNBC (Nasdaq:VVTV), a 24-hour TV shopping network, today announced the appointment of Kris Kulesza, a retail executive with 23 years of experience and nearly a decade in direct response, as Senior Vice President and Chief Merchant, effective June 2.

“We are delighted to have Kris join our senior management team,” said Rene Aiu, President and CEO of ShopNBC. “She is a home shopping veteran, and possesses a broad range of merchandise expertise and leadership experience across various direct-to-consumer platforms. She understands our business and will be able to quickly step into her role and refocus our merchandise mix in categories with broad customer appeal and high repurchase activity, such as appropriately priced jewelry items, cosmetics, fashion, and accessories. Kris has the right background, a passion for direct response, and a strategic approach that is key to ensuring success as ShopNBC becomes the shopping destination for little luxuries and fashion must-haves.”

Ms. Kulesza brings 23 years of executive retail experience to ShopNBC with nearly a decade in TV shopping and proven success in e-commerce. Her strong merchandising and financial skills have enabled her to execute many examples of innovation throughout her retail career at Hallmark Cards and Home Shopping Network. In her new role, Ms. Kulesza will oversee all aspects of merchandising at ShopNBC. She will lead the Company’s key-item merchandizing strategy that aims to balance price point offerings to include first time entry buyers and repeat buyer price points. In addition, she will focus on developing a merchandise mix of high unit volume and sales of fewer SKUs while continuously driving new product offerings. Ms. Kulesza also will focus on vendor and supplier relations to improve gross margins as well as expand the Company’s vendor base with new vendor partners.

Ms. Kulesza joins ShopNBC having served most recently as Vice President and General Manager at Hallmark Direct, a division of Hallmark Cards, where she directed its direct-to-consumer business unit (online and catalog) including merchandising, marketing, finance, operations, fulfillment, and technology. Previously, she held senior executive and merchandising positions at Home Shopping Network (HSN), including EVP of HSN.com as well as SVP roles of Merchandising and Jewelry, respectively. Beforehand, Ms. Kulesza was Vice President of Merchandising at Peoples Jewellers, a national jewelry retail chain. Prior to Peoples Jewellers, she served as President of Lipton’s, a chain of specialty stores featuring women’s ready-to-wear. Ms. Kulesza began her professional career as an auditor with Deloitte & Touche (Toronto). She holds a Bachelor’s of Commerce degree from the University of Toronto and a Chartered Accountant designation with the Canadian Institute of Chartered Accountants.

About ShopNBC

ShopNBC is a direct-to-consumer, multi-media shopping destination for little luxuries and fashion must-haves. The shopping network reaches 70 million homes in the United States via cable affiliates and satellite: DISH Network channel 228 and DIRECTV channel 316. ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (Nasdaq:VVTV). For more information, please visit www.ShopNBC.com.

###

CONTACT:
Frank Elsenbast, Chief Financial Officer, 952-943-6262